Exhibit 11(b)

     STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
      Calculation of Fully Diluted Earnings Per Common Share

                (in thousands, except share data)

                         Three Months Ended      Nine Months Ended
                            September 30,           September 30,
                         1992        1991        1992       1991

Income after
 income taxes and
 before cumulative
 effect of
 accounting change       $   734     $ 2,756     $ 7,408    $ 6,189
Cumulative effect of
 accounting change           --         --           700       --
Net income               $   734     $ 2,756     $ 8,108    $ 6,189

Average Number of
 Shares of Common
 Stock Outstanding        28,078      26,590      27,824     26,159

Average Number of
 Common Stock
 Equivalents:
  Effect of stock
  options outstanding
  after application
  of the treasury
  stock method             1,387       2,685       2,814      2,799
                          29,465      29,275      30,638     28,958

Fully Diluted Earnings
 Per Common Share
  Before cumulative
  effect of
  accounting change      $   .02     $   .09     $   .24    $   .21
   Cumulative effect
   of accounting change      --          --          .02        --
   Earnings per share    $   .02     $   .09     $   .26    $   .21